Exhibit 99.1




NEWS RELEASE                                 Contact:         Daniel L. Krieger,
                                                              President
                                                              (515) 232-6251
April 22, 2002



                       AMES NATIONAL CORPORATION ANNOUNCES
                           FIRST QUARTER EARNINGS AND
                          THE CHARTER OF A DE NOVO BANK

         First quarter 2002 earnings were $.94 per share compared to $.83 per share for the same quarter in 2001. The improvement in this quarter's earnings can be attributed to lower interest expense. Federal Home Loan Bank borrowings have been paid in full compared to $12 million owed one year ago. Total equity increased to $95 million.

         Deposits increased 2% while loans decreased 12% at affiliate banks compared to first quarter 2001. The decrease in loans is the result of the slowdown in the economy and the strong competition in loan pricing. Total assets rose 1% to $646 million compared to $640 million a year ago.

         Ames National Corporation has made application to the Office of the Comptroller of the Currency to charter a de novo national bank in Marshalltown, Iowa. Provided all necessary regulatory approvals are received within the expected time frames, the opening of business is anticipated to be in the second quarter of this year.

     Ames National Corporation affiliate banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada and Randall-Story State Bank, Story City.